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Exhibit 10.34

AGREEMENT

        THIS AGREEMENT, dated as of December 1, 2002 by and between Storage Technology Corporation ("StorageTek") and Pierre Cousin ("Cousin").

RECEITALS

        A.    Contemporaneous with this Agreement, StorageTek is entering into an Offer Letter and Executive Severance Agreement with Cousin. In connection with negotiating the Offer Letter and the Executive Severance Agreement, StorageTek has incurred certain expenses and will incur other expenses in the event that it has to search for or hire a replacement for Cousin.

        B.    As liquidated damages as a reasonable estimation of the costs that StorageTek has incurred or will incur and not as a penalty, Cousin agrees to the following.

        Section 1.    If you resign your employment or if you are terminated for "cause", as defined below, from StorageTek within two (2) years from December 1, 2002, you agree to pay StorageTek as liquidated damages the amount of $85,000. Such amount shall be payable immediately upon your termination of employment with StorageTek and will be prorated based on completed hours of employment service from December 1, 2002.

        Section 2.    Termination for "cause" for purposes of this Agreement shall mean any of the following: (1) your willful failure to perform your duties and responsibilities; (2) your breach of any written agreement between you and StorageTek; (3) negligence or dishonesty in the performance of your duties; (4) your material violation of any of the Corporate Policies and Practices as in effect from time to time; (5) your engaging in conduct or activities that materially conflict with the interests of or injure StorageTek, or materially interfere with your duties owed to StorageTek as such is determined in the sole and complete discretion of StorageTek; (6) your failure to perform lawful duties within your area of responsibility as assigned to you by your manager; and (7) your conviction of a felony in any criminal proceeding (or entering into a plea bargain admitting criminal guilt, including any plea to any offense for which a deferred sentence or prosecution is received) regardless of whether the conduct for which you are convicted is work related.

        Section 3.    You agree to authorize StorageTek to deduct any amounts owed to StorageTek pursuant to this Agreement from your final paycheck and any other amounts that StorageTek otherwise might pay upon termination, including without limitation your accrued but unused vacation.

        Section 4.    In the event you refuse or fail to pay the amount due under this Agreement, StorageTek will be entitled to recover from you its attorney's fees and costs associated with the collection of said expenses.

        Section 5.    Nothing in this Agreement alters your status as an at-will employee. As an at-will employee, either StorageTek or you can terminate your employment relationship at any time, with or without advance notice, and with or without cause. This Agreement will be governed by the internal, substantive laws of the State of Colorado, without regard to choice of law principles.

        Section 6.    In the event of a Change of Control, as defined in the Executive Severance Agreement, this Agreement will terminate with no further obligation on the part of Cousin.

STORAGE TECHNOLOGY CORPORATION	PIERRE COUSIN
By:

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  Exhibit 10.34